Exhibit (a)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Arch Chemicals, Inc.
at
$47.20 Net Per Share
by
LG Acquisition Corp.
an indirect wholly owned subsidiary
of
Lonza Group Ltd.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON THURSDAY, AUGUST 11, 2011, UNLESS THE OFFER IS EXTENDED.

July 15, 2011

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated July 15, 2011 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the tender offer by LG Acquisition Corp., a Virginia corporation (“Purchaser”) and an indirect wholly owned subsidiary of Lonza Group Ltd., a company organized under the laws of Switzerland (“Parent”), to purchase for cash all outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Arch Chemicals, Inc., a Virginia corporation (the “Company”), at a purchase price of $47.20 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer. Also enclosed is the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender to Purchaser any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The offer price paid in the Offer is $47.20 per Share, net to you in cash, without interest and less any applicable withholding taxes.

2.	The Offer is being made for all outstanding Shares.

3.

The Offer is being made pursuant to an Agreement and Plan of Merger dated as of July 10, 2011 (as it may be amended or supplemented from time to time, the “Merger Agreement”) among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that following completion of the Offer and the satisfaction or waiver of certain conditions in the Merger Agreement, Purchaser will be merged into the Company (the “Merger”), with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent. At the effective time of the Merger, any remaining outstanding Shares not tendered in the Offer (other than Shares that are owned by the Company’s subsidiaries, and any Shares owned by Parent, Purchaser or any of their respective subsidiaries, which shall be cancelled) will be converted into the right to receive $ 47.20 or any greater per Share price paid in the Offer in cash, without interest thereon.

4.

The board of directors of the Company has unanimously recommended that the shareholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by applicable law, vote their Shares in favor of approval of the Merger Agreement.

5.

The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Thursday, August 11, 2011, unless the Offer is extended by Purchaser (as extended, the “Expiration Date”). Previously tendered Shares may be withdrawn at any time until the Offer has expired and after the date that is 60 days from the commencement of the Offer.

6.	The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

7.

Any stock transfer taxes imposed on the sale and transfer of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 8 of the Letter of Transmittal.

We urge you to read the enclosed materials regarding the Offer carefully before instructing us to tender any of your Shares.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form.

Your prompt action is requested. Your instruction form should be forwarded to us in ample time to permit us to submit the tender on your behalf prior to the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Arch Chemicals, Inc.
at
$47.20 Net Per Share
by
LG Acquisition Corp.
an indirect wholly owned subsidiary
of
Lonza Group Ltd.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated July 15, 2011 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by LG Acquisition Corp., a Virginia corporation and an indirect wholly owned subsidiary of Lonza Group Ltd., a company organized under the laws of Switzerland, to purchase for cash all outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Arch Chemicals, Inc., a Virginia corporation, at a purchase price of $47.20 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instructs you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of the surrender of any certificate representing Shares submitted on my behalf to BNY Mellon Shareowner Services (the “Depositary”) will be determined by Purchaser in its sole and absolute discretion (provided that Purchaser may delegate such power in whole or in part to the Depositary).

Number of Shares to be Tendered:

_________________ Shares*

Dated ____________________, 20__

SIGN HERE

Signature(s)

Name(s)

Address(es)

(Zip Code)

(Area Code and Telephone Number)

(Taxpayer Identification or Social Security No.)

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.